EXHIBIT 99.1
October 26, 2015 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports 3rd Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended September 30, 2015, of $1,642,000, a decrease of $1,100,000 from the third quarter of 2014.   Earnings per share for the third quarter of 2015 were $.40 compared to $.67 for the prior year third quarter.  For the nine months ended September 30, 2015, net income totaled $6,676,000, a 12.7 percent decrease from net income of $7,650,000 for the nine months ended September 30, 2014.  Earnings per share were $1.62 for the first nine months of 2015 versus $1.87 for the first nine months of 2014.  Return on average assets and return on average equity were 1.06 percent and 10.10 percent, respectively, for the first nine months of 2015, compared to 1.27 percent and 12.30 percent, respectively, for the same period in the prior year.

“In light of the unique events contributing to last year’s exceptionally strong third quarter, such as the sale of ProAlliance and negative provision for loan loss expense, our expectations for this year’s third quarter in comparison were conservative. We are pleased with the results, which surpassed the prior quarter’s earnings by $232,000,” stated Thomas E. Wiseman, President and CEO.  “Our 250 employees have invested their time and talents in the Company’s Community First Mission.  Their efforts have generated excitement and enthusiasm throughout our footprint, positively impacting the communities we serve.  These dedicated bankers are responsible for the growth in our core lines of business.”

For the three months ended September 30, 2015, net interest income increased $77,000 and for the nine months ended September 30, 2015, net interest income increased $187,000, from the same respective periods last year.  Positively impacting net interest income was the growth in earning assets.  For the nine months ended September 30, 2015, average earning assets increased nearly $32 million, or 4.2 percent, from the same period the prior year.  The growth in earning assets was attributable to an increase in average loan balances and to an increase in balances being maintained in interest-bearing deposits with banks.  The growth in loan balances occurred within all loan segments, but was primarily attributable to commercial and consumer lending.  The growth in interest-bearing deposits with banks was related to higher balances being maintained at the Federal Reserve in relation to seasonal tax refund processing.   Although the Company experienced growth in average earning assets, the net interest margin declined.  Contributing to the lower net interest margin was a decrease in asset yields which more than offset the reduction in the cost of our funding sources.  With the prolonged low interest rate environment, there is limited opportunity to further reduce our funding costs, while the average rate on loans continues to trend lower.  Additionally, the higher balances maintained at the Federal Reserve have a dilutive effect on the net interest margin due to the balances only earning .25 percent.  For the nine months ended September 30, 2015, the net interest margin was 4.38 percent compared to 4.53 percent for the same period the prior year.

For the three months ended September 30, 2015, the provision for loan losses increased $671,000, and for the nine months ended September 30, 2015, the provision for loan losses decreased $488,000 from the same respective periods in 2014.  The provision for loan loss expense incurred for the first nine months of 2015 totaled $710,000.  Contributing to the year-to-date provision expense was year-to-date net charge-offs of $2,141,000, which was partially offset by a reduction in specific allocations on impaired loans of $1,293,000.  Impacting both charge-offs and specific allocations was the charge-off of an existing specific allocation on a collateral dependent impaired loan totaling $1,304,000.  For the nine months ended September 30, 2014, provision for loan loss expense totaled $1,198,000, which was attributable to net charge-offs of $389,000 and higher general reserves for certain economic risk factors.  The ratio of nonperforming loans to total loans was 1.42 percent at September 30, 2015 compared to .81 percent at September 30, 2014.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at September 30, 2015 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was 1.18 percent of total loans at September 30, 2015, compared to 1.19 percent at September 30, 2014.

For the three months ended September 30, 2015, noninterest income totaled $1,584,000, a decrease of $522,000 from 2014’s third quarter.  Noninterest income totaled $6,990,000 for the nine months ended September 30, 2015, as compared to $8,136,000 for the same period last year, a decrease of $1,146,000.  The primary contributor to the lower quarter-to-date and year-to-date noninterest income was the sale of the Company’s nine percent ownership interest in ProAlliance, a specialty property and casualty insurance company.  During the third quarter of 2014, the Company recorded a $675,000 gain from the sale of ProAlliance.  The combination of the gain on sale with the $135,000 option to purchase fee received during the first quarter of 2014 generated a total gain on sale of $810,000.  Also contributing to lower year-to-date noninterest income was the decrease in tax processing fees.  Tax refund processing fees decreased $711,000 for the nine months ended September 30, 2015, when compared to the same period in 2014.  Although the volume of tax refunds processed increased from the prior year, the per item fees received by the Company were lower under the new contract with the third-party tax refund product provider, which was reported in October of last year.  For the first nine months of 2015, all other noninterest income sources increased $375,000 from the same period a year ago, led by interchange fees earned on debit and credit card transactions and gain on sale of securities.

For the three months ended September 30, 2015, noninterest expense totaled $7,727,000, an increase of $483,000 from the same period last year.  For the nine months ended September 30, 2015, noninterest expense totaled $22,708,000, an increase of $1,172,000, or 5.4 percent, from the same period last year.  The Company’s largest noninterest expense, salaries and employee benefits, increased $343,000 from the third quarter of 2014 and increased $557,000 from the first nine months of 2014.  The increase was primarily related to higher retirement benefit costs and annual merit increases.  Also contributing to higher noninterest expense was the continued growth in debit and credit card transaction volume.  For the nine months ended September 30, 2015, the data processing and customer rewards related to the higher transaction volume increased expense $179,000 from the same period last year.  Further contributing to noninterest expense growth were increases in the areas of audit and FDIC insurance.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 14 offices in Ohio and West Virginia, and Loan Central, with seven consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Forward-Looking Information

Certain  statements  contained  in  this  earnings  release  which  are  not  statements of  historical  fact  constitute  forward-looking  statements  within the meaning of the  Private  Securities  Litigation  Reform  Act of  1995.  Words  such  as  “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
PER SHARE DATA
Earnings per share	$0.40	$0.67	$1.62	$1.87
Dividends per share	$0.21	$0.21	$0.68	$0.63
Book value per share	$21.85	$20.97	$21.85	$20.97
Dividend payout ratio (a)	52.68%	31.40%	41.94%	33.76%
Weighted average shares outstanding	4,117,675	4,098,753	4,117,675	4,098,753

PERFORMANCE RATIOS
Return on average equity	7.33%	12.83%	10.10%	12.30%
Return on average assets	0.81%	1.42%	1.06%	1.27%
Net interest margin (b)	4.46%	4.62%	4.38%	4.53%
Efficiency ratio (c)	77.00%	69.15%	69.11%	63.76%
Average earning assets (in 000's)	$751,940	$719,206	$789,034	$757,086

(a) Total dividends paid as a percentage of net income.
(b) Fully tax-equivalent net interest income as a percentage of average earning assets.
(c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

	Three months ended		Nine months ended
(in $000's)	September 30,		September 30,
	2015	2014	2015	2014
Interest income:
Interest and fees on loans	$8,323	$8,252	$25,372	$25,289
Interest and dividends on securities	693	652	2,137	2,048
Total interest income	9,016	8,904	27,509	27,337
Interest expense:
Deposits	569	535	1,659	1,686
Borrowings	162	161	486	474
Total interest expense	731	696	2,145	2,160
Net interest income	8,285	8,208	25,364	25,177
Provision for loan losses	(11)	(682)	710	1,198
Noninterest income:
Service charges on deposit accounts	415	436	1,161	1,222
Trust fees	52	55	167	169
Income from bank owned life insurance and
annuity assets	172	164	486	494
Mortgage banking income	77	66	191	181
Electronic refund check / deposit fees	12	11	2,362	3,073
Debit / credit card interchange income	604	555	1,769	1,607
Gain (loss) on other real estate owned	0	10	60	2
Gain on sale of securities	28	0	163	0
Gain on sale of ProAlliance Corporation	0	675	0	810
Other	224	134	631	578
Total noninterest income	1,584	2,106	6,990	8,136
Noninterest expense:
Salaries and employee benefits	4,556	4,213	13,382	12,825
Occupancy	404	390	1,194	1,179
Furniture and equipment	192	227	564	559
FDIC insurance	144	121	442	361
Data processing	323	310	1,053	924
Foreclosed assets	74	28	171	130
Other	2,034	1,955	5,902	5,558
Total noninterest expense	7,727	7,244	22,708	21,536
Income before income taxes	2,153	3,752	8,936	10,579
Income taxes	511	1,010	2,260	2,929
NET INCOME	$1,642	$2,742	$6,676	$7,650

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	September 30,	December 31,
	2015	2014
ASSETS
Cash and noninterest-bearing deposits with banks	$11,177	$9,315
Interest-bearing deposits with banks	52,983	21,662
Total cash and cash equivalents	64,160	30,977
Certificates of deposit in financial institutions	1,715	980
Securities available for sale	87,891	85,236
Securities held to maturity
(estimated fair value: 2015 - $22,110; 2014 - $23,570)	21,433	22,820
Federal Home Loan Bank and Federal Reserve Bank stock	6,576	6,576
Total loans	585,168	594,768
Less: Allowance for loan losses	(6,902)	(8,334)
Net loans	578,266	586,434
Premises and equipment, net	10,112	9,195
Other real estate owned	1,624	1,525
Accrued interest receivable	1,896	1,806
Goodwill	1,267	1,267
Bank owned life insurance and annuity assets	26,097	25,612
Other assets	7,429	6,240
Total assets	$808,466	$778,668

LIABILITIES
Noninterest-bearing deposits	$166,133	$161,794
Interest-bearing deposits	505,331	485,036
Total deposits	671,464	646,830
Other borrowed funds	24,257	24,972
Subordinated debentures	8,500	8,500
Accrued liabilities	14,290	12,150
Total liabilities	718,511	692,452

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares
authorized; 4,777,414 shares issued)	4,777	4,777
Additional paid-in capital	35,318	35,318
Retained earnings	64,748	60,873
Accumulated other comprehensive income	824	960
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	89,955	86,216
Total liabilities and shareholders' equity	$808,466	$778,668